Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of PureCycle Technologies, Inc. on Form S-8 of our report dated March 8, 2021, except for the effects of the restatement discussed in Note 2, Note 10, and the business combination discussed in Note 12 as to which the date is June 14, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Roth CH Acquisition I Co. as of December 31, 2020 and 2019 and for the year ended December 31, 2020 and for the period from February 13, 2019 (inception) through December 31, 2019 appearing in the Annual Report on Form 10-K/A of Roth CH Acquisition I Co. for the year ended December 31, 2020. We were dismissed as auditors on March 17, 2021 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such Prospectus for the periods after the date of our dismissal.

/s/ Marcum llp

Marcum llp

New York, NY

June 28, 2021